Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-270153

Supplementing the Preliminary Prospectus

Supplement, dated May 12, 2023 and the

Base Prospectus, dated March 1, 2023,

as amended May 12, 2023

Pricing Term Sheet

May 16, 2023

Ovintiv Inc.

$600,000,000 5.650% Senior Notes due 2025

$700,000,000 5.650% Senior Notes due 2028

$600,000,000 6.250% Senior Notes due 2033

$400,000,000 7.100% Senior Notes due 2053

This pricing term sheet is qualified in its entirety by reference to the preliminary prospectus supplement, dated as of May 12, 2023 (the “preliminary prospectus supplement”), and the related base prospectus, dated March 1, 2023, as amended May 12, 2023 (the “base prospectus” and, together with the preliminary prospectus supplement, including the documents incorporated by reference in the preliminary prospectus supplement and the base prospectus, the “prospectus”) of Ovintiv Inc. The information in this pricing term sheet supplements the preliminary prospectus supplement and updates and supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with the information in the preliminary prospectus supplement. Capitalized terms used and not defined herein have the meanings assigned in the prospectus.

Issuer:	Ovintiv Inc.

Subsidiary Guarantor:	Ovintiv Canada ULC

Notes Offered:	5.650% Senior Notes due 2025 (the “2025 Notes”)
5.650% Senior Notes due 2028 (the “2028 Notes”)
6.250% Senior Notes due 2033 (the “2033 Notes”)
7.100% Senior Notes due 2053 (the “2053 Notes”, and together with the 2025 Notes, the 2028 Notes and the 2033 Notes, the “Notes”)

Expected Security Ratings*:	Baa3 (Moody’s) / BBB- (S&P) / BBB- (Fitch)

Distribution:	SEC Registered

Trade Date:	May 16, 2023

Settlement Date:	May 31, 2023 (T+10)**

Principal Amount:	2025 Notes: $600,000,000 2028 Notes: $700,000,000 2033 Notes: $600,000,000 2053 Notes: $400,000,000

Maturity Date:	2025 Notes: May 15, 2025 2028 Notes: May 15, 2028 2033 Notes: July 15, 2033 2053 Notes: July 15, 2053

Interest Payment Dates:	2025 Notes: May 15 and November 15, commencing November 15, 2023
2028 Notes: May 15 and November 15, commencing November 15, 2023
2033 Notes: January 15 and July 15, commencing January 15, 2024
2053 Notes: January 15 and July 15, commencing January 15, 2024

Coupon:	2025 Notes: 5.650% 2028 Notes: 5.650% 2033 Notes: 6.250% 2053 Notes: 7.100%

Issue Price to Public:	2025 Notes: 99.994% of the principal amount
2028 Notes: 99.973% of the principal amount
2033 Notes: 99.793% of the principal amount
2053 Notes: 99.796% of the principal amount
In each case, plus accrued interest, if any, from May 31, 2023

Gross Proceeds:	2025 Notes: $599,964,000 2028 Notes: $699,811,000 2033 Notes: $598,758,000 2053 Notes: $399,184,000

Yield to Maturity:	2025 Notes: 5.655% 2028 Notes: 5.657% 2033 Notes: 6.276% 2053 Notes: 7.115%

Spread to Benchmark Treasury:	2025 Notes: T+160 bps 2028 Notes: T+215 bps 2033 Notes: T+275 bps 2053 Notes: T+325 bps

Benchmark Treasury:	2025 Notes: 3.875% UST due April 30, 2025 2028 Notes: 3.500% UST due April 30, 2028 2033 Notes: 3.375% UST due May 15, 2033 2053 Notes: 3.625% UST due February 15, 2053

Benchmark Treasury Price/Yield:	2025 Notes: 99-211⁄4 / 4.055% 2028 Notes: 99-31 / 3.507% 2033 Notes: 98-23+ / 3.526% 2053 Notes: 95-25 / 3.865%

Record Dates for Each Series:	2025 Notes: May 1 and November 1 2028 Notes: May 1 and November 1 2033 Notes: January 1 and July 1 2053 Notes: January 1 and July 1

Optional Redemption:	2025 Notes: Prior to May 15, 2025 (the maturity date of the 2025 Notes), make-whole call at T+25 bps
2028 Notes: Prior to April 15, 2028 (1 month prior to the maturity date of the 2028 Notes), make-whole call at T+35 bps
2033 Notes: Prior to April 15, 2033 (3 months prior to the maturity date of the 2033 Notes), make-whole call at T+45 bps
2053 Notes: Prior to January 15, 2053 (6 months prior to the maturity date of the 2053 Notes), make-whole call at T+50 bps

Par Call:	2028 Notes: Callable on or after April 15, 2028 at 100% 2033 Notes: Callable on or after April 15, 2033 at 100% 2053 Notes: Callable on or after January 15, 2053 at 100%

Special Mandatory Redemption:	The Company will be required to redeem all of the outstanding Notes at a redemption price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date upon the earlier of (x) December 31, 2023 if the Permian Acquisition is not consummated on or prior to such date and (y) the date the Purchase Agreement is terminated without the Permian Acquisition being consummated.

CUSIP/ISIN:	2025 Notes: 69047Q AA0 / US69047QAA04 2028 Notes: 69047Q AB8 / US69047QAB86 2033 Notes: 69047Q AC6 / US69047QAC69 2053 Notes: 69047Q AD4 / US69047QAD43

Denominations/Multiple:	The Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Citigroup Global Markets Inc.
CIBC World Markets Corp.
BMO Capital Markets Corp.
Scotia Capital (USA) Inc.
National Bank of Canada Financial Inc.
BofA Securities, Inc.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC
PNC Capital Markets LLC
Truist Securities, Inc.
SMBC Nikko Securities America, Inc.

Co-Manager:	Desjardins Securities Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Notes will be made to investors on or about May 31, 2023 which will be the tenth business day following the date hereof (such settlement being referred to as “T+ 10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before delivery hereunder should consult their advisors.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Company has filed a registration statement (including a base prospectus), as amended, and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company, the Subsidiary Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC, telephone: (toll free) 1 (866) 471-2526; Morgan Stanley & Co. LLC, telephone: (toll free) 1 (866) 718-1649; J.P. Morgan Securities LLC, telephone: 1 (866) 803-9204; RBC Capital Markets, LLC, telephone: (toll free) 1 (866) 375-6829; or TD Securities (USA) LLC, telephone: (toll free) 1 (855) 495-9846.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.